Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13G to which this Joint Filing Agreement is attached, hereby agree that such Statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13G.

Date: February 14, 2024

BHP GROUP LIMITED

By:	/s/ Stefanie Wilkinson
Name: Stefanie Wilkinson
Title: Group Company Secretary

BHP MANGANESE AUSTRALIA PTY LTD

By:	/s/ Stephen Barley
Name: Stephen Barley
Title: Director

WMC CORPORATE SERVICES INC.

By:	/s/ Leslie Arnold
Name: Leslie Arnold
Title: Director

[Joint Filing Agreement]